Exhibit 99.1

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2004

Syosset, NY - November 11, 2004 - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income for the quarter ended September 30, 2004 of $1,398,000 compared to operating income of $104,000 for the quarter ended September 30, 2003. The Company reported net income of $1,058,000, $0.11 per share (basic and diluted), for the quarter ended September 30, 2004 as compared with a net loss of $214,000, $(0.02) per share (basic and diluted), for the comparable quarter of 2003.

The Company reported operating income for the nine months ended September 30, 2004 of $3,231,000 compared to an operating loss of $1,993,000 for the nine months ended September 30, 2003. The Company reported net income of $ 2,206,000, $0.22 per share (basic and diluted), for the nine months ended September 30, 2004 compared with a net loss of $2,681,000, $(0.27) per share (basic and diluted), for the comparable period of 2003.

Sales for all units were $7,883,000 for the quarter ended September 30, 2004 versus $5,787,000 for the quarter ended September 30, 2003, an increase of $2,096,000 (36%). Copper Connection/Protection sales were $6,054,000 versus $3,712,000 for the quarters ended September 30, 2004 and 2003, respectively. The increase for the quarter primarily reflects higher sales volume to British Telecommunications as a result of an increase by British Telecommunications in the availability of DSL Lines in the United Kingdom, and, to a significantly lesser extent, increased sales to our domestic and one other international customer. Signal Processing sales for the quarter ended September 30, 2004 were $1,529,000 versus $952,000 for the quarter ended September 30, 2003, an increase of $577,000 (61%). This increase in revenue resulted from our ability to ship orders from backlog on a timelier basis and better cash flow from our operations. OSS sales were $289,000 for the quarter ended September 30, 2004 versus $860,000 for the quarter ended September 30, 2003, a decrease of $571,000 (66%). The decreased OSS sales during the quarter resulted from our inability to secure new orders and the reduction of the scope of our OSS operations and marketing effort.

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Exhibit 99.1

Porta Systems Corp. Press Release
November 11, 2004

Sales for all units were $22,255,000 for the nine months ended September 30, 2004 versus $14,125,000 for the nine months ended September 30, 2003, an increase of $8,130,000 (58%). Copper Connection/Protection sales for the nine months ended September 30, 2004 were $16,453,000 versus $7,944,000 for the nine months ended September 30, 2003, an increase of $8,509,000 (107%). This increase is attributed to increased sales of Connection products to British Telecommunications that commenced in the third quarter of 2003, as a result of an increase by British Telecommunications in the availability of DSL Lines in the United Kingdom, and to a significantly lesser extent, from an increase in our domestic sales and sales to another international customer. Signal Processing sales for the nine months ended September 30, 2004 were $4,121,000 versus $3,023,000 for the nine months ended September 30, 2003, an increase of $1,098,000 (36%). This increase resulted from an increased level of business and our ability to ship orders from backlog on a timelier basis resulting from an increased cash flow from operations. OSS sales were $1,635,000 for the nine months ended September 30, 2004 versus $2,450,000 for the nine months ended September 30, 2003, a decrease of approximately $815,000 (33%). The decrease in OSS sales resulted from the reduction in scope of our OSS operations and marketing effort. During the first two quarters of 2004, OSS sales reflect the recognition of revenue from sales under existing OSS contracts. During the third quarter, substantially all of the OSS revenue was from maintenance contracts. The Company believes that the OSS business will continue to reflect revenue from maintenance contracts and not from new installations.

The overall gross margin for all business units was 39% for the quarter ended September 30, 2004, compared to 36% for the quarter ended September 30, 2003. Gross margin for the nine months ended September 30, 2004 was 38% compared to 29% for the nine months ended September 30, 2003. The increase in the gross margin percentages reflects better absorption of manufacturing overhead created by the increase in revenue from our Connection business primarily related to the increased business from British Telecommunications, as stated above, that commenced in the third quarter of 2003, reduced OSS costs reflecting the scaling down of OSS operations, and lower operating expenses, all of which enabled us to operate more efficiently than in the comparable periods of 2003. In addition, the cost of sales for the nine months and quarter ended September 30, 2004, includes approximately $360,000 of severance accruals related to the termination of certain manufacturing personnel during the third quarter of 2004, which was partially offset by the reduction of certain estimated accrued costs recorded in prior years of approximately $170,000.

Operating expenses for the quarter and nine months ended September 30, 2004 decreased by $306,000 (16%) and by $799,000 (13%), respectively, when compared to last year’s quarter and nine months. The decreases, for both periods, resulted from the reduction in scope of our OSS operations and marketing effort.

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Exhibit 99.1

Porta Systems Corp. Press Release
November 11, 2004

Interest expense increased for the nine months by $49,000 (5%) from $940,000 in 2003 to $989,000 in 2004.

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and nine months, with operating income of $1,559,000 and $4,314,000 respectively for the quarter and nine months. The Signal Processing unit operated profitably during the quarter and nine months of 2004, with operating income of $660,000 and $1,696,000, respectively. The OSS unit incurred operating losses of $372,000 and $1,271,000 for the quarter and nine months of 2004, respectively.

On September 30, 2004, the Company’s debt to its senior lender was $25,653,000. On October 14, 2004, the maturity date of the senior debt was extended to January 1, 2005. The extension was granted by SHF IX LLC, an affiliate of Stonehill Financial, LLC, which purchased the Company’s senior debt from Wells Fargo Foothill, Inc. during the third quarter of 2004. We cannot give any assurance that the senior lender will extend the loan beyond January 1, 2005. If the senior lender does not extend the maturity date of our obligations or demands payment of all or a significant portion of our obligations due to the senior lender, we will not be able to continue in business.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2003 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended June 30, 2004. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Exhibit 99.1

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Nine months ended September 30,
(in thousands except per share amounts)

	Quarter ended Sept 30,		Nine months ended Sept 30,
	2004	2003	2004	2003
Sales	$7,883	$5,787	$22,255	$14,125

Gross profit	3,047	2,059	8,544	4,119

Total operating expenses	1,649	1,955	5,313	6,112

Operating income (loss)	1,398	104	3,231	(1,993)

Interest expense, net	(329)	(313)	(989)	(939)

Other income (loss)	8	---	8	(26)

Income (loss) before income taxes	1,077	(209)	2,250	(2,958)

Income tax benefit (expense)	(19)	(5)	(44)	277
Net income (loss)	$1,058	$(214)	$2,206	$(2,681)

Per share data:

Basic per share amounts:
Net income (loss) per share	$0.11	$(0.02)	$0.22	$(0.27)
Weighted average shares Outstanding	9,972	9,972	9,972	9,972

Diluted per share amounts:
Net income (loss) per share	$0.11	$(0.02)	$0.22	$(0.27)
Weighted average shares Outstanding	9,972	9,972	9,972	9,972

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